UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

MAF Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO OF MAF BANCORP, INC.]

55th Street & Holmes Avenue

Clarendon Hills, Illinois 60514-1500

(630) 325-7300

March 24, 2003

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of MAF Bancorp, Inc., which will be held on Wednesday, April 30, 2003 at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514, at 10:00 a.m.

The attached Notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. Directors and officers of MAF Bancorp will be present at the meeting to respond to questions from our shareholders.

YOUR VOTE IS IMPORTANT. Please sign and return the enclosed proxy card promptly in the postage-paid envelope. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

On behalf of the Board of Directors and all the employees of the Company and Mid America Bank, I wish to thank you for your continued support.

Sincerely yours,

/S/ ALLEN KORANDA
Allen Koranda Chairman of the Board and Chief Executive Officer

[LOGO OF MAF BANCORP, INC.]

55th Street & Holmes Avenue

Clarendon Hills, Illinois 60514-1500

(630) 325-7300

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 30, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MAF Bancorp, Inc. will be held at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514 on Wednesday, April 30, 2003 at 10:00 a.m.

The meeting is for the purpose of considering and voting upon the following matters:

1.	Election of four directors for terms of office of three years each, or until their successors are elected and qualified; and

2.	Such other matters as may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

The Board of Directors has fixed March 13, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any adjournments thereof. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of shareholders entitled to vote at the meeting will be available at the Company’s offices located at Mid America Bank, 55th Street & Holmes Avenue, Clarendon Hills, Illinois 60514-1500, for a period of ten days prior to the meeting and will also be available at the meeting.

Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card without delay in the enclosed postage-paid envelope. Any proxy given by you may be revoked at any time before it is exercised by filing with the Corporate Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person on each matter brought before the meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote in person at the meeting.

By Order of the Board of Directors

/S/ CAROLYN PIHERA
Carolyn Pihera Corporate Secretary

Clarendon Hills, Illinois

March 24, 2003

[LOGO OF MAF BANCORP, INC.]

55th Street & Holmes Avenue

Clarendon Hills, Illinois 60514-1500

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 30, 2003

Solicitation and Voting of Proxies

These proxy materials are being furnished to shareholders of MAF Bancorp, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514 on Wednesday, April 30, 2003 at 10:00 a.m., and at any adjournments thereof. The 2002 Annual Report to Shareholders and Form 10-K, including the audited consolidated financial statements as of and for the year ended December 31, 2002, accompanies this proxy statement and a proxy card, which are first being mailed to shareholders on or about March 24, 2003.

Regardless of the number of shares of common stock owned, it is important that shareholders be represented by proxy or present in person at the meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of MAF Bancorp will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted “FOR” the election of the Board of Directors’ nominees.

The Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee of $5,000, plus reimbursement for out-of-pocket expenses. Proxies may also be solicited personally or by telephone or facsimile by directors, officers and regular employees of the Company and Mid America Bank, fsb (the “Bank”), without additional compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

The securities that may be voted at the meeting consist of shares of common stock of MAF Bancorp (the “Common Stock”), with each share entitling its owner to one vote on all matters to be voted on at the meeting, except as described below. There is no cumulative voting for the election of directors. The close of business on March 13, 2003, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments of the meeting. The total number of shares of Common Stock outstanding on the record date was 23,307,904.

As provided in Article Fourth of the Company’s Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock are not entitled to any vote in respect of the shares held in excess of this limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the limit supply information to the Company to enable the Board of Directors to implement and apply the limit.

The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting from shares outstanding any shares held in excess of the 10% limit described in the preceding paragraph) is necessary to constitute a quorum at the meeting. Shares covered by broker non-votes, if any, will be considered votes cast for purposes of determining the presence of a quorum. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies.

The proxy card being provided by the Board of Directors enables a shareholder of record to vote “FOR” election of the nominees proposed by the Board, or to “WITHHOLD” authority to vote “FOR” one or more of the nominees being proposed for election of directors. Directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

As to all other matters that may properly come before the meeting, under the Company’s bylaws, unless otherwise required by law, such matters must be approved by a majority of the votes cast. Shares underlying broker non-votes or in excess of the 10% limit described above will not be counted as shares voting on these matters.

Proxies solicited by this proxy statement will be returned to the proxy solicitor or the Company’s transfer agent, and will be tabulated by inspectors of election designated by the Board. The inspectors of election will be persons other than employees or directors of the Company or any of its affiliates.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as to those persons believed by management to be beneficial owners of more than 5% of the outstanding shares of Common Stock on the record date, as disclosed by such persons in certain ownership reports filed by such persons with the Company and with the Securities and Exchange Commission, in accordance with Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company’s Common Stock as of the record date.

Title of Class	Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Common Stock	LaSalle Bank N.A. 135 South LaSalle Street Chicago, IL 60603	1,429,617	(1)	6.14	%(1)
Common Stock	Kenneth Koranda 55th St. & Holmes Ave. Clarendon Hills, IL 60514	1,188,547	(2)	5.04	%(3)

(1)	Pursuant to its report on Schedule 13G, as of December 31, 2002, LaSalle Bank N.A., as trustee of the Mid America Bank, fsb Employees’ Profit Sharing Plan and of the Mid America Bank, fsb Employee Stock Ownership Plan, exercises shared voting authority over the shares indicated.
(2)	Includes 295,626 shares subject to currently exercisable options granted to Mr. Koranda under the Company’s stock option plans approved by shareholders. Also includes 1,695 shares held by the spouse of Mr. Koranda for which he disclaims beneficial ownership.
(3)	For purposes of calculating the ownership percentage, total shares include 295,626 shares of common stock issuable upon exercise of currently exercisable options.

Interest of Certain Persons in Matters to be Acted Upon

No person being nominated as a director under Proposal 1, “Election of Directors,” is being proposed for election pursuant to any agreement or understanding between any person and MAF Bancorp.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and certain persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, during the year ended December 31, 2002, all required Section 16(a) reports were timely filed except for the initial statement of beneficial ownership on Form 3 for James Allen, which was filed one day late.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

Pursuant to the Company’s bylaws, the number of directors is set at twelve (12), unless otherwise designated by the Board. The current number of directors designated by the Board is eleven (11). The number of directors was reduced to ten on May 1, 2002, after the retirement of Henry Smogolski. On December 18, 2002, the Board increased the number of directors to eleven and appointed Harris W. Fawell as a director. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The Company’s Nominating Committee has proposed four nominees for election at the meeting to serve a three-year term of office. The nominees are Harris W. Fawell, Joe F. Hanauer, F. William Trescott and Andrew Zych. Each of the nominees currently serves as a director of the Company and the Bank.

In the event that any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for any director is withheld, the shares represented by the enclosed proxy card, if executed, will be voted “FOR” election of each of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with respect to Nominees, Continuing Directors and Others

The table on the following page sets forth the names of nominees, continuing directors and “Named Executive Officers,” as listed in “Executive Compensation—Summary Compensation Table,” their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of the Company, the year in which their terms (or in the case of nominees, their proposed terms) as directors of the Company expire, and the amount of Common Stock and the percent thereof beneficially owned by each and all directors and executive officers as a group, as of the record date. Each of the members of the Board of Directors of MAF Bancorp also presently serves as a director of the Bank.

Name and Principal Occupation at Present and for the Past Five Years	Age	Director of the Company Since	Expiration of Term as Director	Shares of Common Stock Beneficially Owned (1)		Ownership Percentage (2)
NOMINEES

Harris W. Fawell	74	2002	2006	—	(6)	*
Member of the United States Congress from 1985 until his retirement in 1999. Currently of counsel with the law firm of James, Gustafson and Thompson.

Name and Principal Occupation at Present and for the Past Five Years	Age	Director of the Company Since	Expiration of Term as Director	Shares of Common Stock Beneficially Owned (1)		Ownership Percentage (2)
NOMINEES (continued)
Joe F. Hanauer	65	1990	2006	379,259	(3)(6)	1.63%

Principal of Combined Investments,

L.P. (private investment firm),

Chairman and Director of

Homestore, Inc. (an internet real

estate company), former Chairman

of the Board and director of Grubb

and Ellis Co (a real estate firm),

director of Calamos Advisors Trust,

Calamos Investment Trust and

Calamos Convertible Opportunities

and Income Fund (registered

investment companies).

F. William Trescott	73	1989	2006	40,893	(3)(6)	*
Assistant Superintendent of Hinsdale Township High School District 86, Hinsdale, Illinois, until his retirement in 1994.

Andrew J. Zych	61	1996	2006	305,927	(3)(5)(6)	1.31
Former Director and Executive Vice President, N.S. Bancorp, Inc.

CONTINUING DIRECTORS
Terry A. Ekl	55	1995	2004	37,578	(3)(6)	*
Partner in the law firm of Connolly, Ekl & Williams, P.C.

Kenneth Koranda	53	1989	2004	1,188,547	(3)(4)(5)	5.04
President and Vice Chairman of the Company and President of the Bank. Mr. Koranda is the brother of Allen H. Koranda

Lois B. Vasto	69	1989	2004	60,579	(3)(6)	*
Former Senior Vice President/Loan Operations of the Company and the Bank until her retirement in January, 1997

Jerry A. Weberling	51	1998	2004	241,415	(3)	1.03
Executive Vice President and Chief Financial Officer of the Company and the Bank.

Allen H. Koranda	57	1989	2005	949,596	(3)(4)	4.02
Chairman of the Board and Chief Executive Officer of the Company and the Bank. Mr. Koranda is the brother of Kenneth Koranda.

Name and Principal Occupation at Present and for the Past Five Years	Age	Director of the Company Since	Expiration of Term as Director	Shares of Common Stock Beneficially Owned (1)	Ownership Percentage (2)
CONTINUING DIRECTORS

Robert Bowles, MD	56	1989	2005	46,236(3)(6)	*
Chairman of the Board of Physician Associates of Florida, Orlando, Florida, and practicing physician.

David Burba	55	1999	2005	302,420(3)(5)	1.30%
Executive Vice President of the Company and the Bank since January, 1999. Former Chairman and President, Westco Bancorp, Inc.

NAMED EXECUTIVE OFFICERS (who are not directors)

Kenneth B. Rusdal	61	N/A	N/A	143,553(3)(5)	*
Senior Vice President-Operations and Information Systems of the Company and the Bank.

William Haider	52	N/A	N/A	132,932(3)	*
President-MAF Developments, Inc., a wholly-owned subsidiary of the Company, Senior Vice President of the Company and the Bank.

Sharon Wheeler	50	N/A	N/A	123,884(3)	*
Senior Vice President-Residential Lending of the Company and the Bank.

Stock Ownership of all Directors and Executive Officers as a Group (20 persons)				4,432,274(3)	17.88%

* Less than 1%

(1)	“Shares of Common Stock Beneficially Owned” includes: stock held in joint tenancy; stock owned as tenants in common; stock held in trust with respect to which the individual serves as trustee; stock owned or held by a spouse, as indicated in footnote (5) below; stock allocated, purchased or owned for the benefit of the individual through deferred compensation or employee benefit plans of the Company or Bank; and stock subject to options currently exercisable or exercisable within 60 days of March 13, 2003, as indicated in footnote (3) below. Each person whose shares are included herein is deemed to have sole or shared voting and dispositive power as to the shares reported, except as otherwise indicated.

(2)	For purposes of calculating ownership percentages for such individual or group, shares deemed outstanding include those shares of common stock issuable to such individual, or to all directors and executive officers as a group, upon exercise of currently exercisable options or options exercisable within 60 days of March 13, 2003.

(3)	Includes 304,730, 295,626, 123,679, 107,135, 83,625 and 82,882 shares for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler, respectively, which may be acquired pursuant to options granted under the Company’s stock option plans. Also includes 18,000, 18,000, 18,000, 19,125, 21,375, 44,094 and

13,500 shares for Messrs. Bowles, Hanauer, Trescott, Zych, Ekl, Burba and Ms. Vasto respectively, which may be acquired pursuant to options granted under the Company’s stock option plans. Total shares for all directors and executive officers include 1,477,877 shares subject to options granted under Company option plans.

(4)	Includes 189,950 and 47,481 shares for Kenneth Koranda and Allen Koranda, respectively, held for their benefit under the MAF Bancorp Stock Option Gain Deferral Plan for which they do not exercise voting authority.

(5)	Includes 29,584, 1,695, 15,873 and 5,557 shares, respectively, for Messrs. Zych, K. Koranda, Burba and Rusdal, which are held by the spouse of the named director or executive officer.

(6)	Excludes 329 unallocated shares held by the Mid America Bank Management Recognition and Retention Plans and Trusts (the “MRPs”) which shares are reflected in the total stock ownership of directors and executive officers as a group. The voting of such shares is directed by the non-employee directors of the Bank. As a result of this shared voting authority, each non-employee director of the Bank may be deemed to be the beneficial owner of all such shares.

Meetings of the Board and Committees of the Board

During the year ended December 31, 2002, the Board of Directors of the Company held eleven regular meetings and one special meeting. During the year, all directors attended at least 75% of the aggregate of total Board meetings held and total meetings of committees on which such director served. The Board of Directors of the Company maintains a number of committees, certain of which are described below.

The Executive Committee consists of Allen Koranda (Chairman), Kenneth Koranda, Lois Vasto, Robert Bowles and Terry Ekl, who was appointed in January 2003. This committee generally meets as needed and is charged with the responsibility of overseeing the business of the Company. The Executive Committee has the power to exercise most of the powers of the Board of Directors in the intervals between meetings of the Board. The Executive Committee did not meet in 2002.

The Audit Committee consists of F. William Trescott (Chairman), Joe F. Hanauer and Andrew Zych, who replaced former director Henry Smogolski in May 2002. This committee is responsible for the selection of the independent auditors, the oversight of the Company’s accounting, reporting and financial controls practices and reports to the Board of Directors concerning audit activities and the results of examinations and any other related matters affecting the Company and the Bank. The Audit Committee met thirteen times during 2002. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards as currently in effect. The formal report of the Audit Committee with respect to the year 2002 is shown later in this proxy statement.

The Administrative/Compensation Committee consists of Robert Bowles (Chairman), Harris W. Fawell, F. William Trescott and Andrew Zych. Harris Fawell replaced Terry Ekl as a member of this committee in January 2003. This committee is responsible for administering various benefit plans and for reviewing and making recommendations to the Board concerning compensation and other related benefit plans applicable to the Company’s executive officers and directors. The Administrative/Compensation Committee met six times during 2002.

The Nominating Committee currently consists of Lois Vasto (Chairman) and Robert Bowles. During the meetings held in 2002, Kenneth Koranda was also a member of the committee although he no longer serves in this capacity. This committee recommends to the Board of Directors the nominees to stand for election at the Company’s annual meeting of shareholders. Any nominations other than the Board of Directors’ slate must comply with the Company’s bylaws with regard to a shareholder slate.

The Company’s bylaws provide procedures for shareholder nominations for director, as well as for any other proposals by shareholders of business to be brought before the meeting. See “Notice of Business to be Conducted at an Annual Meeting.” The Nominating Committee met two times during 2002.

The Asset/Liability Management Committee consists of Jerry Weberling (Chairman), Robert Bowles, Joe Hanauer, Allen Koranda and Kenneth Koranda, as well as two members of senior management who are not directors, Gerard Buccino and Michael Janssen. The Committee’s function is to assist the Board of Directors in monitoring and overseeing the Company’s interest rate risk and credit risk exposure. This committee is also responsible for implementation of the Company’s overall asset/liability management and credit policies and for overseeing and making recommendations to the Board concerning other financial areas of the business, including financing transactions, capital utilization and dividend policy. The Asset/Liability Management Committee met eleven times in 2002.

Directors’ Compensation

Directors’ Fees. All directors receive annual directors fees of $21,000 ($23,000 beginning in January 2003), and directors who are not also officers receive an additional fee of $450 ($500 beginning in January 2003) for each Board meeting and annual meeting attended. These fees are for service on the board of directors of the Company and the Bank.

Option Plans. During 2002, each non-employee director of the Company received a grant of 2,250 options under the MAF Bancorp, Inc. 2000 Stock Option Plan, at an exercise price of $39.00 per share, which was equal to 100% of the fair market value of the Common Stock on the date of grant.

Directors’ Deferred Compensation Plan. The Bank maintains the Mid America Bank, fsb Directors’ Deferred Compensation Plan. Under the plan, directors may annually elect to defer up to 100% of their annual directors’ fees. Directors may choose whether to have their deferred amounts earn interest at 130% of the Moody’s Corporate Bond Rate, or be invested in the Common Stock of MAF Bancorp. Generally, upon attaining the age of 65 (or, pursuant to an election made by a director, at the later of termination of service or attaining the age of 65), directors are entitled to receive the deferred fees plus accrued interest, or in the case of amounts invested in Common Stock, the associated number of MAF Bancorp shares plus accrued dividends. Such amounts are payable in a lump sum or in installments over a period of time not to exceed fifteen years. Death benefits are provided to the beneficiaries of the plan participants. The amount of deferred directors’ fees in 2002 is included in “Executive Compensation—Summary Compensation Table” for the individuals named therein. The shares purchased on behalf of directors through the plan and allocated to directors’ accounts are included in beneficial ownership shown in “Information with respect to Nominees, Continuing Directors and Others,” for each director and for all directors and executive officers as a group.

Health Insurance Plan. The Bank maintains a health insurance plan for its non-employee directors and director emeriti, under which individuals electing to be covered under the plan must contribute certain amounts to receive coverage under the plan.

Director Emeriti. Effective in 2003, Hugo Koranda, former Chairman of the Board of Directors of the Bank, receives an annual retainer of $23,000 for his service as Chairman Emeritus. For 2002, he was paid fees totaling $25,950, including $450 for each Board meeting and annual meeting attended prior to September 2002. Hugo Koranda is the father of Allen Koranda and Kenneth Koranda. Certain former directors of the Company who also continue to be available to provide advisory or other services to the Company serve as director emeriti. Richard Kallal, Jerry Krudl and Nicholas DiLorenzo, former directors who continue to serve as director emeriti, were paid annual fees of $10,200, $10,200 and $10,000, respectively, for 2002, including $100 for each Board meeting and annual meeting attended prior to September 2002. Henry Smogolski, who began serving as a director emeriti following his retirement as a director in May 2002, and continues to serve in this capacity, received director emeritus fees for 2002 totaling $6,800 but no longer receives any fees. Director emeriti no longer attend regular Board meetings.

Executive Compensation

The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report. Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Company’s Administrative/Compensation Committee (the “Compensation Committee”) has prepared the following report for inclusion in this proxy statement.

The Compensation Committee is composed solely of non-employee directors. The entire Board has delegated to the committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with the compensation strategy, competitive practices, the performance of the Company, and the requirements of appropriate regulatory agencies. Directors who do not sit on the Compensation Committee also participate in executive compensation matters through the review, discussion and ratification of Compensation Committee actions.

Executive Compensation Philosophy. The Compensation Committee has the following goals for the compensation programs relating to the executives of the Company and the Bank:

•	to provide motivation for the executives to enhance earnings per share results by linking a portion of their compensation to the Company’s financial performance;

•	to provide motivation for the executives to enhance shareholder value by linking a portion of their compensation to the future appreciation in the value of the Company’s Common Stock;

•	to retain the executive officers who have led the Company to high performance levels and allow the Company to attract high quality executives in the future by providing total compensation opportunities which are consistent with practices in the industry and reflect the Company’s level of performance; and

•	to maintain reasonable “fixed” compensation costs by targeting base salaries at average to moderately above average competitive levels.

For purposes of determining the competitive compensation market for the Company’s executives, the Compensation Committee has reviewed the compensation paid to top executives of thrifts with total assets and performance results (return on equity) comparable to those of the Company. This information was generally derived from peer group data taken from the SNL Securities Executive Compensation Review, which covers publicly-held thrifts (the “SNL Public Thrift Survey”). In reviewing peer group data, the Compensation Committee chose to use information contained in the SNL Public Thrift Survey because these institutions, similar to the Company, are all publicly-held thrifts or thrift holding companies and many, although not all, of these institutions are included in the peer group index used in the stock performance graph. In addition, the Compensation Committee has reviewed the compensation paid to top executives of certain Illinois banks of comparable asset size and reviewed the salary history and performance levels of each of the executive officers in determining appropriate compensation levels.

In the fourth quarter of 2002, Aon Consulting was retained to conduct a review of the Company’s executive compensation practices. Among other things, Aon reviewed historical compensation information for executive officers as well as the terms of various incentive compensation plans of the Company. With respect to the five officers disclosed in the Summary Compensation Table for the 2002 proxy statement, Aon compared salary and incentive compensation amounts to similar officers disclosed in proxy statements of a selected peer group of companies.

In addition, Aon used data derived from various compensation surveys to compare compensation amounts for MAF Bancorp executives to compensation levels for positions with similar titles and/or responsibilities. Further analysis was performed on the Chief Executive Officer’s compensation, comparing it to selected peer group compensation and incorporating financial performance for these companies as well as for MAF Bancorp. With respect to the Chief Executive Officer, Aon found that:

•	Relative to compensation for chief executive officers of a selected peer group of companies, as well as in comparison to published survey compensation data for organizations in a similar industry and of a similar size, all of Mr. Koranda’s compensation elements are consistently below market median.

With respect to the Company’s executive officer group as a whole, Aon’s findings were summarized as follows:

•	Base salaries compared to the market median as well as to predicted results (peer group statistical analysis) are in the fully competitive range (90%–110% of the market median);

•	Total cash compensation is in the competitive range (110%–125% of the market median) compared to the market median and in the fully competitive range compared to the predicted results.

•	Bonus, long-term incentives and total direct compensation are above competitive levels for market median as well as for predicted results.

Aon’s findings were reviewed with the Compensation Committee in December 2002. The Committee felt the findings were not inconsistent with its goals of establishing reasonable fixed compensation levels and rewarding executives with attractive incentive compensation opportunities for achieving strong earnings or stock price performance. While this review did not impact 2002 compensation because of the timing of the Aon study occurring late in the year, it will be considered by the Compensation Committee in establishing future years’ compensation amounts and programs.

In addition to the information cited above, the Compensation Committee, in making compensation decisions for 2002, considered the earnings results and return on average equity performance over the past few years, which the Committee considered to be excellent. The positive trend continued during 2002 as diluted earnings per share increased to $3.11 per share in 2002 compared to $2.56 per share for 2001 and $2.40 per share for 2000. The Company reported a return on average equity of 15.8%, 14.8% and 15.6% for 2002, 2001 and 2000, respectively. The 2002 return on average equity performance was the highest since 1993.

During 2002, executive officers’ compensation consisted principally of salary, annual incentive bonuses, long-term performance awards and stock option grants. The Committee believes the salaries are generally in the average range compared to other thrift institutions of comparable asset size. The Committee pursues the goal of linking executive compensation to the Company’s financial performance through awards under the Company’s annual incentive plan, and linking executive compensation to the Company’s stock price performance through awards under the long-term incentive plan and stock option plans. All awards under these plans are intended to motivate executives to take actions that will favorably impact the Company’s long-term, as well as annual, profitability.

Under the MAF Bancorp Executive Annual Incentive Plan (the “Annual Incentive Plan”), executives are classified into three groups, based on their relative position within the Company, with target annual bonuses (as a percentage of base salary) equal to 60%, 50% and 45%, respectively. Target bonuses are paid if targeted company net income or diluted earnings per share goals established at the beginning of each fiscal year are met and if certain safety and soundness standards are maintained. Annual bonus awards range from 0% to 150% of the target awards depending on how actual net income or diluted earnings per share (“EPS”) compares to the targeted company goal. Awards will be (1) 50% of the targeted awards if net income/EPS is less than the targeted goals but equals a threshold performance level (90% of targeted net income/EPS), (2) 150% of the targeted awards if net income/EPS exceeds the targeted goals and equals a superior performance level (110% of targeted net income/EPS) or (3) 0% of the targeted awards if net income/EPS is below the threshold performance level or if certain safety and soundness standards are not maintained. A subjective analysis of an executive’s individual performance can also increase or decrease his award opportunity, although for 2002, this was not used as a criteria in determining annual bonuses.

In 2002, EPS equaled approximately 104% of the targeted goal. As a result of this performance, and having met the safety and soundness standards, annual bonuses equal to 71.0% of base salaries were paid to Messrs. A. Koranda and K. Koranda, annual bonuses equal to 59.2% of base salaries were paid to Messrs. Weberling and Rusdal, and annual bonuses equal to 53.3% were paid to Mr. Haider and Ms. Wheeler.

The MAF Bancorp Shareholder Value Long-Term Incentive Plan (the “Long-Term Incentive Plan”) grants performance units annually to executives in target amounts equal to 30%, 25% and 22.5% of their base salaries, based on executives’ respective classification in one of three groups. The value of performance units is determined at the end of a three-year period based on the stock price performance of MAF Bancorp versus the S&P 500 Index. In order for the performance units to be worth their targeted value, the stock price performance of MAF Bancorp (including reinvested dividends) must be in the 60th percentile of the S&P 500 Index (target performance) at the end of the three-year measurement period. If the stock price performance ranks in the 50th percentile of the S&P 500 Index, the performance units will be worth 50% of their targeted value, while performance in the 90th percentile of the S&P 500 Index will result in the performance units being worth 200% of their targeted value. If the Company’s stock price performance does not rank at least in the 50th percentile of the S&P 500 Index for the three-year measurement period, the performance units will have no value. Further, the plan will not be activated and the performance units will have no value (regardless of stock price performance relative to the S&P 500 Index) if MAF Bancorp’s stock price appreciation, including reinvested dividends, does not exceed a certain minimum total return threshold for the three-year period. The value of long-term performance units granted to executives on January 1, 2002 will be determined at the end of the three-year performance period ending on December 31, 2004, and cash payments equal to the value of the units will be made at that time.

Long-term performance units granted on January 1, 2000 were valued at the end of their three-year performance period on December 31, 2002. The total return on MAF Bancorp Common Stock (including reinvested dividends) was 71.2% during this performance period and ranked in the 90th percentile when compared to the S&P 500 Index. As a result, for the performance period ended on December 31, 2002, executives participating in the plan received a payout for the long-term incentive plan units awarded in 2000, as reflected in the summary compensation table below.

The MAF Bancorp, Inc. 1990 Incentive Stock Option Plan, as amended (the “1990 Plan”), and the MAF Bancorp, Inc. 2000 Stock Option Plan (the “2000 Plan”), provide the Compensation Committee with the authority to grant discretionary option awards to executives, directors and employees at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant. Discretionary awards of options to executive officers, including the Chief Executive Officer, for 2002 were based on a number of factors, including the Company’s continued strong financial performance as described above and each executive officer’s individual performance, level of responsibility and position within the Company.

Chief Executive Officer. The Chief Executive Officer’s compensation for 2002 consisted principally of the following components:

•	Salary

•	Incentive Bonus

•	Long-Term Performance Units

•	Stock Option Grants

The Chief Executive Officer’s total base compensation consists of a base salary and an annual retainer as a director of the Company and the Bank. His annual base salary for 2002 was $350,000 and the annual director retainer was $21,000. The Committee believes the Chief Executive Officer’s base salary is comparatively lower than average in his peer group. The base salary increased 5.7% over the prior year and the annual director retainer increased $1,000. The annual incentive bonus for 2002 was based on the Annual Incentive Plan described above. The Chief Executive Officer’s base salary was increased to $368,000 for 2003.

At the beginning of 2002, the Chief Executive Officer was granted an amount of long-term performance units that would have payouts equal to 30% of his prior year base salary, assuming stock performance targets are met. As discussed above, the value of these long-term performance units will be determined at the end of the three-year performance period ending on December 31, 2004. Cash payments under the Long-Term Incentive Plan were made to the Chief Executive Officer for 2002 based on performance units granted on January 1, 2000.

Based on action taken by the Compensation Committee in December 2002, the Chief Executive Officer was awarded a discretionary stock option grant covering 45,000 shares for 2002, on the basis of the factors described above.

Section 162(m). The Compensation Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to the deductibility of compensation paid to the Named Executive Officers, will limit the deductibility of the executive compensation currently expected to be paid by the Company. The Compensation Committee will continue to evaluate the impact, if any, of such provisions and take such actions as it deems appropriate.

Submitted by the Administrative/Compensation Committee of the Company’s Board of Directors

Robert Bowles, MD (Chairman)

Terry Ekl

F. William Trescott

Andrew J. Zych

Compensation Committee Interlocks and Insider Participation. Terry Ekl, a director of the Company who served on the Compensation Committee during 2002, is a partner in the law firm of Connolly, Ekl & Williams, P.C. During 2002, the Bank paid that firm $272,312 for legal services rendered. The same law firm leases office space in the Bank’s main office building and paid rents to the Bank in the amount of $115,992 during 2002. Effective January 2003, Harris Fawell replaced Mr. Ekl as a member of the Compensation Committee.

Four individuals, Messrs. A. Koranda, K. Koranda, D. Burba and J. Weberling, who are executive officers of the Company serve on the board of directors of the Bank. These same individuals are also executive officers of the Bank and serve as directors of the Company. None of them serves as a member of the Compensation Committee of the Company.

Stock Performance Graph. The following graph shows a comparison of cumulative total shareholder return (including reinvested dividends) on the Company’s Common Stock, with the cumulative total returns of both a broad-market index and a peer group index for the period December 31, 1997 through December 31, 2002. The broad-market index chosen was the Nasdaq Market Index and the peer group index chosen was the Media General Industry Group, which is comprised of savings and loan securities. The data was provided by Media General Financial Services. The shareholder returns are measured based on an assumed investment of $100 on December 31, 1997.

Comparison of Cumulative Total Return Among MAF Bancorp,

NASDAQ Market Index and Peer Group Index

	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01	12/31/02
MAF Bancorp	100.00	113.52	91.07	126.10	132.99	155.94
Peer Group Index	100.00	87.66	70.47	114.24	121.44	143.12
Nasdaq Market Index	100.00	141.04	248.76	156.35	124.64	86.94

A.	The lines represent yearly index levels derived from compounded returns that include all dividends.
B.	If the fiscal year end is not a trading day, the preceding day is used.
C.	The Index level for all series was set to $100.00 on 12/31/97.

Summary Compensation Table. The following table shows, for the years ended December 31, 2002, 2001 and 2000, the cash compensation paid, as well as certain other compensation paid or accrued for those periods, to the Chief Executive Officer and the other five highest paid executive officers (“Named Executive Officers”) of the Company.

		Annual Compensation				Long Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)		Restricted Stock Awards($)	Securities Underlying Options/ SARs#(4)	LTIP Payouts ($)	All Other Compensation ($)(5)

Allen H. Koranda; Chairman of the Board & Chief Executive Officer	2002 2001 2000	$368,881 350,391 333,840	$248,804 222,734 222,114		— — —	— — —	45,000 50,000 50,000	$179,100 50,750 39,648	$63,104 53,654 51,747

Kenneth Koranda; President and Vice Chairman	2002 2001 2000	368,881 350,391 333,840	248,804 222,734 222,114		— — —	— — —	45,000 50,000 50,000	179,100 50,750 39,200	93,866 76,782 69,874

Jerry A. Weberling; Executive Vice President and Chief Financial Officer	2002 2001 2000	254,100 241,539 229,016	139,344 124,624 123,534		— — —	— — —	30,000 30,000 25,000	99,500 24,850 18,984	23,513 22,650 26,984

Kenneth B. Rusdal; Senior Vice President— Operations and Information Systems	2002 2001 2000	204,501 191,539 179,616	121,594 107,824 105,934		— — —	— — —	25,000 25,000 20,000	84,575 20,160 15,400	23,479 21,726 24,465

William Haider; President—MAF Developments	2002 2001 2000	179,500 166,539 154,616	96,154 84,474 82,164		— — —	— — —	20,000 20,000 15,000	64,874 15,050 11,480	18,809 18,059 21,683

Sharon Wheeler; Senior Vice President— Residential Lending	2002 2001 2000	179,500 166,539 154,616	96,154 84,474 82,164	$	— 693 —	— — —	20,000 20,000 15,000	64,874 15,050 11,480	29,927 26,670 28,568

(1)	Includes amounts deferred under the Bank’s deferred compensation plans and profit sharing/401(k) plan and includes directors’ fees earned by Messrs. A. Koranda, K. Koranda and Weberling.

(2)	Includes bonuses earned pursuant to the Bank’s annual incentive plan, which bases bonuses upon percentages of officers’ salaries if the Bank meets certain financial performance goals.

(3)	Except as otherwise noted in the table, for 2002, 2001, and 2000, there were no (a) perquisites in excess of the lesser of $50,000, or 10% of the individual’s total salary and bonus for the years; (b) payments of above-market preferential earnings on deferred compensation, except as disclosed in footnote (5); (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.

(4)	Option grants listed in the table were made pursuant to the 1990 Plan and 2000 Plan. Option grants shown for 2000 were made in January 2001 but relate to 2000 service. Options granted to the Named Executive Officers under these plans become exercisable at various dates as determined at the time of grant by the Administrative/Compensation Committee of the Board of Directors. Options awarded under the 1990 Plan and 2000 Plan are granted at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. Options granted to Named Executive Officers for 2002 have exercise prices of $34.11 per share. Options granted to Named Executive Officers for 2001 have exercise prices of $28.16 per share. Options granted to Named Executive Officers for 2000 have exercise prices of $25.94 per share. Options granted include limited rights, which are exercisable upon a change in control. Options granted for 2001 and 2000 include a feature that provides for an automatic additional grant of options in instances in which shares are surrendered for the payment of exercise price amounts and/or withheld for the payment of taxes.

(footnotes continued on next page)

(5)	Includes for 2002: (1) estimated contributions to the Company’s Employee Stock Ownership Plan of 96 shares each for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler valued at the year-end stock price of $34.00 per share; (2) estimated contributions to the Bank’s profit sharing plan, representing discretionary employer contributions, 401(k) employer-matching contributions and forfeiture allocations, of $8,770 each for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler; and (3) amounts accrued in the deferred compensation plan, relating to the excess of the plan’s interest rates over 120% of the applicable federal long-term interest rates, of $51,070, $81,832, $11,479, $11,445, $6,775 and $17,893 for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler, respectively.

Employment and Special Termination Agreements

The Company and the Bank have entered into employment agreements with Allen Koranda, Kenneth Koranda and Jerry Weberling. The Company and the Bank have also entered into special termination agreements with certain executive officers of the Company and the Bank, including Kenneth Rusdal, William Haider and Sharon Wheeler. Such employment and special termination agreements are designed to ensure that the Company and the Bank will be able to maintain a stable and experienced management base.

Employment Agreements. The employment agreements with Messrs. A. Koranda, K. Koranda and Weberling provide for three-year terms. Prior to each anniversary date, the Board of Directors of the Company or the Bank may extend the agreements for an additional year so that the remaining terms shall be approximately three years. The agreements provide for an annual base salary, which is reviewed annually, to be paid by the Bank, or the Company in lieu of the Bank, in an amount that is not less than that which was paid to each executive in 1990. In addition to base salary, each agreement provides, among other things, for participation in benefit plans and other fringe benefits applicable to executive officers.

The agreements with Messrs. A. Koranda, K. Koranda and Weberling permit termination by the Company and the Bank for “cause,” as defined in the agreements, at any time. In the event the Company and the Bank choose to terminate an executive’s employment for reasons other than as a result of a change in control (as defined in the agreements) and other than for cause, or in the event of an executive’s resignation from the Company or the Bank upon (i) failure to re-elect executive to the executive’s current offices and, in the case of Messrs. A. Koranda or K. Koranda, to re-nominate him as a director of the Company and the Bank; (ii) a material lessening of the executive’s functions, duties or responsibilities; (iii) a liquidation, dissolution, consolidation or merger in which the Company or the Bank is not the resulting entity; or (iv) a breach of the agreement by the Company or the Bank, the executive or, in the event of death, the executive’s beneficiary, as the case may be, would be entitled to a payment equal to the greater of the amount payable to the executive for the remaining term of the agreement or three times the executive’s average annual salary and Annual Incentive Plan bonus paid over the prior three years. The Company and the Bank would also continue the executive’s life, health and disability coverage for thirty-six months or, if earlier, until the executive is employed by another employer. The continued life, health and disability benefits provided under the agreements would apply to the executive and to any other dependents covered under the Bank’s life, health and disability plans prior to the change in control. If termination results from a change in control of the Company or the Bank, as defined in the agreements, followed by the executive’s subsequent termination of employment, the executive would be entitled to a termination payment equal to three times the executive’s average annual salary and Annual Incentive Plan bonus paid over the prior three years (which, if payable currently, would result in payments of approximately $1,698,000, $1,698,000 and $1,060,000 for Messrs. A. Koranda, K. Koranda and Weberling, respectively, exclusive of any additional payment which may be due to each individual relating to the reimbursement of excise taxes, as discussed below) and continued benefits as described above and certain benefits provided under the Bank’s benefit plans.

Special Termination Agreements. Special termination agreements among the Company, the Bank and certain executive officers, including Kenneth Rusdal, William Haider and Sharon Wheeler, provide for three-year terms. Prior to each anniversary date, the Board of Directors of the Company or the Bank may extend the agreements so that the remaining term shall be approximately three years. Each agreement provides that at any time following a change in control of the Company or the Bank, as defined in the agreements, if the Company or the Bank were to terminate the executive’s employment for any reason other than “cause,” as defined in the agreements, or if the executive were to elect to terminate his or her own employment following his or her demotion, loss of title, office or significant authority, a reduction in his or her compensation, or relocation of his or her principal place of employment, the executive would be entitled to receive a termination payment in an amount equal to three times his or her average annual salary and Annual Incentive Plan bonus paid over the three previous years of his or her employment (which, if payable currently, would result in payments of approximately $917,000, $770,000 and $770,000 for Messrs. Rusdal, Haider and Ms. Wheeler, respectively, exclusive of any additional payment which may be due to each individual relating to the reimbursement of excise taxes, as discussed below). The Company and the Bank would also continue the executive’s life, health and disability coverage for thirty-six months or, if earlier, until the executive is employed by another employer. The continued life, health and disability benefits provided under the agreements would apply to the executive and to any other dependents covered under the Bank’s life, health and disability plans prior to the change in control.

Payments upon a change in control under the employment agreements and special termination agreements could constitute excess parachute payments under Section 280G of the Internal Revenue Code (the “Code”), which may result in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank. The agreements provide that benefits payable following a change in control will, in most cases, be increased by the amount necessary to reimburse the executive officer for the amount of the excise tax and any related tax due on such reimbursement payment.

Supplemental Executive Retirement Plan

The Bank has a supplemental executive retirement plan (“SERP”) for the purpose of providing certain retirement benefits to executive officers and other corporate officers approved by the Board of Directors. The annual retirement plan benefit under the SERP is calculated equal to 2% of final average salary times the years of service after 1994, or such later date that a participant enters the plan (“Years of Service”). In most cases, ten additional Years of Service will be credited to participants in the event of a change in control transaction, although in no event may total Years of Service exceed the lesser of 20 years or the Years of Service at age 68. The maximum annual retirement benefit is equal to 40% of final average salary. Benefits are payable in various forms in the event of retirement, death, disability and separation from service, subject to certain conditions defined in the plan. The SERP also provides for certain death benefits to the extent such amounts exceed a participant’s accrued benefit under the SERP at the time of death.

The following table shows the annual benefits payable upon retirement under the SERP, based on the specified final average salary amounts and service periods.

Final Average Salary	Years of Credited Service (1)(2)
	5	10	15	20
$ 80,000	$8,000	$16,000	$24,000	$32,000
120,000	12,000	24,000	36,000	48,000
160,000	16,000	32,000	48,000	64,000
200,000	20,000	40,000	60,000	80,000
240,000	24,000	48,000	72,000	96,000
280,000	28,000	56,000	84,000	112,000
320,000	32,000	64,000	96,000	128,000
360,000	36,000	72,000	108,000	144,000
400,000	40,000	80,000	120,000	160,000
440,000	44,000	88,000	132,000	176,000

(1)	Benefits shown are computed on the basis of a single life annuity. Other forms of benefit payments are available under the SERP and would be determined based on the actuarial equivalent amount of the single life annuity payment.

(2)	Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler have eight credited years of service as of December 31, 2002.

Option Plans

The table below lists all grants of options (and limited rights) under the 1990 Plan and 2000 Plan to the Named Executive Officers for the year ended December 31, 2002, and contains certain information about grant-date valuation of the options.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR (1)

Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)(2)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(3)(4)	Expiration Date (5)	Grant Date Present Value ($)(6)
Allen H. Koranda	45,000	8.7%	$34.11	12/18/12	$441,900

Kenneth Koranda	45,000	8.7	34.11	12/18/12	441,900

Jerry A. Weberling	30,000	5.8	34.11	12/18/12	294,600

Kenneth B. Rusdal	25,000	4.9	34.11	12/18/12	245,500

William Haider	20,000	3.9	34.11	12/18/12	196,400

Sharon Wheeler	20,000	3.9	34.11	12/18/12	196,400

(1)	The options shown in this table were granted on December 18, 2002 under the 1990 Plan and 2000 Plan and relate to service performed in 2002.

(2)	Options granted for 2002 service become exercisable in three equal installments on December 31, 2003, 2004 and 2005. To the extent not already exercisable, the options become exercisable upon a change in control, as defined in the plan. In addition, vesting of options may be accelerated by the Compensation Committee.

(3)	Payment of the purchase price may be made in cash or in whole or in part through the surrender of previously-held shares of Common Stock at the fair market value of such shares on the date of exercise. The exercise price of stock options granted to the Named Executive Officers was equal to 100% of the fair market value of the Common Stock on the date the options were granted.

(4)	Options are subject to limited rights (SARs) which may be exercised in the event of a change in control of the Company. Upon the exercise of a limited right, the optionee would receive a cash payment (or at the discretion of the Compensation Committee, a like payment of shares of Common Stock) equal to the difference between the exercise price of the related option and the fair market value of the underlying shares of Common Stock on the date the limited right is exercised, multiplied by the number of shares to which such limited rights are exercised.

(5)	The option term is ten years.

(6)	The method used is a variation of the Black-Scholes option pricing model and reflects the following assumptions as of the December 18, 2002 grant date for the options shown in the table: (a) fair market value of the Common Stock on the date of grant equal to $34.11 per share; (b) expected dividend yield on the Common Stock of 1.75%; (c) calculated volatility of the price of the Common Stock equal to 26.56%, determined based on the closing end-of-week stock prices for the most recent 390 weeks ending prior to the date of grant; and (d) a risk-free interest rate equal to 3.44%. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes valuation model.

The following table shows options exercised by the Named Executive Officers during 2002, including the aggregate value of such options realized on the date of exercise. In addition, the table provides certain information with respect to the number of shares of Common Stock represented by outstanding stock options held by the Named Executive Officers as of December 31, 2002. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION/SAR VALUES

	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)	Value of Unexercised in-the-Money Options/SARs atFiscal Year-End($)(1)
Name			Exercisable/Unexercisable	Exercisable/Unexercisable
Allen H. Koranda	44,550	$1,586,156	300,468/105,472	$3,922,376/$439,378
Kenneth Koranda	44,550	1,558,981	298,047/105,472	3,873,232/439,378
Jerry Weberling	21,550	590,629	119,101/62,911	1,278,853/239,632
Kenneth Rusdal	9,281	317,141	102,557/52,910	1,195,636/206,726
William Haider	7,425	218,956	79,047/42,911	953,954/173,833
Sharon Wheeler	—	—	78,304/42,911	933,846/173,833

(1)	Market value of underlying securities at December 31, 2002 ($34.00 per share), minus the exercise or base price per share.

Long-Term Incentive Plan

The table below provides certain information relating to performance units granted to the Named Executive Officers under the MAF Bancorp Shareholder Value Long-Term Incentive Plan during the year ended December 31, 2002. The value of the performance units, if any, is to be paid in cash to the recipient at the end of a three-year performance period. The value of the units is to be determined based on the three-year stock price performance (including reinvested dividends) of MAF Bancorp Common Stock relative to the S&P 500 Index.

LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price Based Plans (1)
Name			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
Allen H. Koranda	993	3 years	$49,650	$99,300	$198,600
Kenneth Koranda	993	3 years	49,650	99,300	198,600
Jerry A. Weberling	555	3 years	27,750	55,500	111,000
Kenneth B. Rusdal	480	3 years	24,000	48,000	96,000
William Haider	376	3 years	18,800	37,600	75,200
Sharon Wheeler	376	3 years	18,800	37,600	75,200

(1)	The threshold, target and maximum payments are based on MAF Bancorp stock price appreciation (including reinvested dividends) ranking in the 50th, 60th and 90th percentile of the S&P 500 Index at the end of the three-year performance period. No payout is to be made if MAF Bancorp’s stock price performance ranks below the 50th percentile at the end of the performance period or if MAF Bancorp’s stock price performance for the three-year period is below a minimum total return threshold, regardless of stock price performance relative to the S&P 500 Index.

Transactions with Certain Related Persons

Directors, officers and employees of the Company and its subsidiaries are eligible to apply for mortgage, home equity, home improvement, savings account, automobile and education loans. All loans to directors and executive officers are made in the ordinary course of business, do not involve more than the normal risk of collectibility and do not present any unfavorable features. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons. The Bank’s policy is to have all loans to directors and executive officers approved by the Board of Directors of the Bank.

The Bank has certain business relationships with the law firm in which Terry Ekl, a director of the Company, is a partner. See “Executive Compensation—Compensation Committee Interlocks and Insider Participation.”

In connection with the 1998 acquisition of Westco Bancorp, Inc. and David Burba’s related employment agreement, the Company and Mr. Burba, a director of the Company, entered into a non-competition agreement. Pursuant to the agreement, Mr. Burba has agreed that for a period of 24 months following his termination of employment, he will not, without the Company’s prior consent, engage or participate in depository, lending or other financial services businesses in any community in which the Company or the Bank or any of their affiliates has a financial institution or branch or has sought regulatory approval to acquire or establish a financial institution or branch at the time of termination of employment, or in any community within a prescribed radius of any such institution or branch. The agreement also imposes confidentiality restrictions on Mr. Burba and restricts him from soliciting or encouraging employees of the Company or the Bank to terminate employment. As separate consideration for these restrictive covenants, the Company or the Bank will be obligated to make monthly payments of $15,000 to Mr. Burba during the 24-month period following his termination of employment. Such payments will be made to his beneficiary in the event of his death.

Independent Auditors

The Company’s independent auditors for the year ended December 31, 2002 were KPMG LLP. The Audit Committee has appointed KPMG LLP to continue as independent auditors for the Company and its affiliates, including the Bank, for the year ending December 31, 2003. Representatives of KPMG LLP are expected to attend the meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

Audit Fees. KPMG LLP has billed the Company $174,750, in the aggregate, for professional services rendered by them for the audit of the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2002, the reviews of the interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission during the fiscal year ended December 31, 2002 and for the audit of a subsidiary company’s separate company financial statements.

Financial Information Systems Design and Implementation Fees. KPMG LLP has not billed the Company for professional services to the Company of the nature described in Regulation S-X Rule 2-01(c)(4)(ii) during the fiscal year ended December 31, 2002.

All Other Fees. In addition to the fees described above under “Audit Fees,” KPMG LLP has billed the Company $173,705, in the aggregate, for all other services rendered by them during the fiscal year ended December 31, 2002. This amount includes audit-related services and non-audit services. The audit-related services totaled $50,850 and were principally in connection with the filing of a registration statement and other reports as required by the SEC, audits of employee benefit plans and issuance of various investor compliance reports. Non-audit services principally were for tax return review and tax consultation services and totaled $122,855.

The Audit Committee has considered whether the services described under the caption “All Other Fees” performed by the independent auditors to the Company are compatible with maintaining the auditor’s independence. Since July 2002, all fees to KPMG for audit services or non-audit services were approved by the Audit Committee.

Report of the Audit Committee

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information, by reference, and shall not otherwise be deemed filed under such Acts.

In accordance with its written charter, a copy of which as recently amended is attached as Exhibit A hereto, the Audit Committee of the Board (“Committee”) is responsible for appointment of the Company’s independent auditors, oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, and approval in advance of any non-audit services to be provided to the Company by the independent auditors.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee has considered and discussed with the auditors whether the provision of non-audit services or any other relationships impacted their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and internal auditors, their audit plans, audit scope and identification of audit risks.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements and for maintaining appropriate accounting principles, financial reporting policies, internal financial controls and procedures to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s consolidated financial statements and expressing an opinion on the consolidated financial statements as to their conformity with accounting principles generally accepted in the United States.

During 2002, the Committee met thirteen times. Among other things, they met to discuss the results of the internal audit examinations, and also met with the Chief Financial Officer, Controller, independent auditors, outside corporate counsel and Director of Internal Audit to review and discuss critical accounting policies, the Company’s press releases announcing quarterly earnings results and the unaudited interim financial information contained in each Form 10-Q filing prior to release of such information or filing of the reports with the SEC. In addition, the Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2002, with management and the independent auditors. The Committee also discussed and reviewed with the independent auditors communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and in executive session without management present, discussed and reviewed the results of the independent auditors’ examination of the consolidated financial statements.

Based upon the reports and discussions described in this report, and their assessment of the performance and services provided by KPMG LLP in connection with the 2002 audit, the Committee has recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission. The Committee has also determined to reappoint KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003.

Submitted by the Audit Committee of the Company’s Board of Directors

F. William Trescott, Chairman

Joe F. Hanauer

Andrew Zych

Shareholder Proposals

To be considered for inclusion in the proxy statement and proxy relating to the annual meeting of shareholders to be held in 2004, a shareholder proposal must be received by the Corporate Secretary of the Company at the address set forth on the first page of this proxy statement, no later than November 26, 2003. If such annual meeting is held on a date more than 30 calendar days from April 30, 2004, a shareholder proposal must be received by a reasonable time before the proxy solicitation for such annual meeting is made. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations of the SEC.

Notice of Business to be Conducted at an Annual Meeting

The bylaws of the Company provide an advance notice procedure for certain business to be brought before an annual meeting. Under the bylaw provisions currently in effect, in order for a shareholder to properly bring business before the 2004 annual meeting, the shareholder must give written notice to the Corporate Secretary of the Company at the address on the front page of this proxy statement. To be timely, a shareholder’s notice must be delivered or mailed to and received at the principal executive offices of the Company on or before January 24, 2004, or in the event that the date of the meeting is changed more than 30 days from April 30, 2004, such notice must be delivered or mailed to and received by the Company not later than 90 days in advance of such meeting. The notice of proposed shareholder action must include the shareholder’s name and address, as it appears on the Company’s record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company’s capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. The shareholder’s notice of nomination must contain all information relating to the nominee that is required to be disclosed by the Company’s bylaws and by the Exchange Act. These procedures apply to any matter that a shareholder wishes to raise at the 2004 annual meeting, including those matters raised other than pursuant to 17 C.F.R. §240.14a-8 of the Rules and Regulations of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2004 annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

The Board of Directors knows of no business that will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the meeting, you are urged to return your proxy card promptly. If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

By Order of the Board of Directors

/S/ CAROLYN PIHERA
Carolyn Pihera Corporate Secretary

Clarendon Hills, Illinois

March 24, 2003

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

EXHIBIT A

MAF BANCORP, INC.

Audit Committee of the

Board of Directors

COMMITTEE CHARTER

(approved by the Board on March 18, 2003)

I. Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Annually appoint the Company’s independent auditors who shall report solely to the Audit Committee.

•	Monitor the integrity of the company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal and regulatory compliance.

•	Provide oversight regarding presentation of the Company’s financial statements and review the transparency and quality of the Company’s financial reporting.

•	Encourage adherence to, and continuous improvement of, the company’s policies, procedures and practices.

•	Monitor the qualifications, independence and performance of the company’s independent auditors and internal auditing department. The Audit Committee shall have sole authority to hire and fire the independent auditors.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

The Internal Audit Department will report to the Audit Committee. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, utilizing the Internal Audit Department or Security Department. In addition, the Audit Committee has the ability to retain, at the company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Audit Committee may request any officer or employee of the company or the company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee will report its findings to the Board of Directors.

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II. Audit Committee Composition, Meetings and Manner of Acting

Audit committee members shall meet the independence and experience requirements of The Nasdaq National Market (“Nasdaq”) as well as the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee shall be comprised of three or more directors appointed by the Board of Directors upon the recommendation of the nominating committee, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. In accordance with the rules and regulations of Nasdaq and the SEC, and except as so provided therein, members of the Audit Committee (including their immediate family members) may not (1) accept any consulting, advisory or other compensatory fees from the company, except in his or her capacity as a member of the Board of Directors or (2) be an affiliate of the company.

All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and, to the extent required by Nasdaq, at least one member of the Audit Committee shall be an “ audit committee financial expert” as defined by the SEC.

A majority of the members of the Audit Committee present (in person or by telephone) at any meeting of the Audit Committee shall constitute a quorum, and approval by a majority of the quorum is necessary for Audit Committee action. If an Audit Committee chair is not present, or at any time that one is not appointed by the Board, the members of the Audit Committee may designate a chair by majority vote of the Audit Committee members. The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should meet privately in separate executive session at least annually with each of management, the director of the internal auditing department, the independent auditors, and as a committee with all of these groups to discuss any matters that the Audit Committee or each of these groups believes should be discussed. In addition, the Audit Committee will communicate with management and the independent auditors quarterly to review the company’s interim financial statements and significant findings based upon the auditors limited review procedures regarding the interim financial statements to be included in the company’s Quarterly Report on Form 10-Q.

III. Audit Committee Responsibilities and Duties

Review Procedures

1.	Review with management and the independent auditors the company’s annual audited financial statements prior to filing or distribution and the company’s quarterly financial results prior to the release of earnings and the company’s quarterly financial statements prior to filing or distribution. Review should include discussion with management and the independent auditors of any (1) significant issues regarding accounting principles, practices, and judgments made in connection with the preparation of the company’s annual audited financial statements, (2) significant changes in the selection or application of the company’s accounting principles (3) significant and unusual transactions, (4) special steps adopted in light of material control deficiencies, (5) any items required to be communicated in

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accordance with SAS 61 (see item 13) and (6) the effect of off-balance sheet structures on the company’s financial statements.

2.	Obtain and review a report from the independent auditors as required by the SEC at least quarterly regarding: (1) all critical accounting policies; (2) all alternative treatments of financial information under GAAP that have been discussed with management, ramifications of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (3) other material written communications between the independent auditors including any management letter or schedule of unadjusted differences.

3.	On a quarterly basis, review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of the company’s disclosure controls and procedures and/or internal controls, or material weaknesses therein, and any fraud involving management or other employees who have a significant role in the company’s internal controls.

4.	On an ongoing basis, in consultation with management, the independent auditors and the internal auditors, consider the integrity of the company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

5.	On an ongoing basis, discuss with management and the independent auditors the impact or potential impact of regulatory and accounting initiatives and proposals on the company’s financial statements.

6.	Review and reassess the adequacy of this charter at least annually in light of any changes in regulatory requirements or authoritative guidance and recommend any proposed changes to the Board of Directors for approval and have the document published in accordance with SEC regulations.

Independent Auditors

7.	The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall select, and shall have sole responsibility for the appointment, hiring and firing of the independent auditors. Prior to appointment, the Audit Committee shall review and evaluate the independence and performance of the independent auditors (including the lead partner of the independent audit team).

8.	The Audit Committee shall pre-approve all audit fees and terms and all audit, review or attest engagements and any permissible non-audit services provided by the independent auditors, subject to de minimus exceptions contained in the Securities Exchange Act of 1934 (the “Exchange Act”), and shall consider whether these services are compatible with the auditor’s independence. Any engagement of the independent auditors must either be approved in advance by the Audit Committee or be entered into pursuant to pre-approval policies and procedures established by the Audit Committee (which policies and procedures must be

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detailed as to the particular service, may not include a delegation of the Audit Committee’s responsibilities to management and shall require that the Audit Committee be informed of each service to be so provided).

9.	On at least an annual basis, the Audit Committee shall request and ensure receipt of a formal written statement from the independent auditors regarding their independence and internal quality control procedures and should review and discuss with the independent auditors all significant relationships they have had or have with the Company that could impair the auditors’ independence and the scope of any non-audit services being performed for the Company by the independent auditors.

10.	Ensure the rotation of the lead partner and the concurring partner every five years and the rotation of any other audit partners (as defined by the SEC) on the independent audit team every seven years, as required by law.

11.	Establish policies governing the Company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company in compliance with all relevant rules and regulations.

12.	Prior to the annual audit, review the independent auditor’s audit plan and discuss with the independent auditors the planned scope, staffing, locations, reliance upon management and internal audit, and general audit approach.

13.	Prior to release of year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to Audit Committee by the independent auditors (1) in accordance with SAS 61, including significant accounting policies, adjustments, disagreements with management, management judgments and significant estimates, and difficulties in performing the audit and (2) in compliance with the provisions of Section 10A of the Exchange Act, pertaining to information detected during the course of the audit indicating that any illegal act has or may have occurred.

14.	Consider the independent auditors’ judgments about the quality and appropriateness of the company’s accounting principles as applied in its financial reporting and the adequacy of internal controls that could significantly affect the company’s financial statements.

Internal Audit Department and Legal Compliance

15.	Review with management and the independent auditors the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, and any recommended changes in the scope of the internal audit.

16.	Review the appointment, performance and replacement of the senior internal audit executive. Approve the compensation plan for the senior internal audit executive.

17.	Review reports to management prepared by the internal audit department together with management’s response and follow-up to these reports.

18.	Review at least quarterly the adequacy of the company’s internal controls.

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19.	Discuss any difficulties encountered in the course of internal audits, including any restrictions on the scope of work or access to information.

20.	On at least an annual basis, review with management and the company’s counsel, any legal or regulatory matters that could have a significant impact on the organization’s financial statements, the company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

21.	Annually prepare a report to shareholders regarding the performance of the Audit Committee as required by the SEC to be included in the company’s annual proxy statement filed with the SEC.

22.	To the extent the Audit Committee deems reasonably necessary or appropriate, the Audit Committee has the authority to engage independent legal, accounting or other advisers.

23.	Establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by employees of concerns regarding accounting, internal accounting controls or auditing matters. All such procedures will at all times comply with all provisions of law, regulations or company policy that prohibit discipline of or discrimination against employees who report what they reasonably believe to be violations of any law, rule or regulation applicable to the company.

24.	Review procedures adopted by management to assure that any related party transactions and potential conflicts of interest of any director or executive officer of the Company will be brought to the attention of the Audit Committee in advance. Review and approve or disapprove, in advance, any such related party transactions or potential conflicts of interest.

25.	Perform any other activities consistent with this charter, the company’s by-laws, and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

26.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

27.	Periodically review codes of conduct adopted by the Company and ensure that management has established a system to enforce adherence to its codes of conduct. As part of its oversight responsibilities with respect to the company’s compliance with legal and regulatory requirements, obtain reports as deemed appropriate from management, the company’s internal audit department and the independent auditors regarding the company’s compliance procedures and conformity with applicable legal requirements and the company’s code of conduct.

28.	Annually perform self-assessment of Audit Committee (and Audit Committee member) performance.

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Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

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[LOGO FOR MAF Bancorp, Inc.]

Holder Account Number

C 1234567890 JNT

[BAR CODE TK]

[BAR CODE TK]

☐  Mark this box with an X if you have made

changes to your name or address details above.

Proxy Card

A  Election of Directors

The Board of Directors recommends a vote “FOR” each of the listed nominees.

1.  Election of Directors for terms of three years each:

For        Withhhold

01 - Harris W. Fawell                                                          ☐                  ☐

02 - Joe F. Hanauer                                                             ☐                  ☐

03 - F. William Trescott                                                      ☐                  ☐

04 - Andrew J. Zych                                                           ☐                  ☐

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

B  Authorized  Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as your name appears on this card (do not print). Please indicate any change in address. When shares are held by joint tenants, both should sign, but only one signature is required. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

☐☐/☐☐/☐☐☐☐

☐	1 UPX	HHH	PPPP	0018741	+

009MBC

Revocable Proxy—MAF Bancorp, Inc.

55th Street & Holmes Avenue, Clarendon Hills, Illinois 60514

(630) 325-7300

ANNUAL MEETING OF SHAREHOLDERS

April 30, 2003, 10:00 a.m.

The undersigned hereby appoints the Board of Directors of MAF Bancorp, Inc. (“MAF Bancorp”), each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of MAF Bancorp which the undersigned is entitled to vote only at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Wednesday, April 30, 2003, at 10:00 a.m., local time, at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514, and at any and all adjournments thereof, as marked on the reverse side.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the proposal listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. As of March 24, 2003, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned hereby acknowledges receipt from MAF Bancorp prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and proxy statement dated March 24, 2003 and the 2002 Annual Report to Shareholders.

PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE HEREOF

AND RETURN IT IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	(Continued and to be signed on reverse side.)	SEE REVERSE SIDE

009MEC